Exhibit 99.1

DIAMONDBACK ENERGY ANNOUNCES PRICING OF SECONDARY COMMON STOCK OFFERING

Midland, TX (November 6, 2013) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback Energy”) announced today the pricing of an underwritten public offering of 2,000,000 shares of its common stock by Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport Energy”) at a price of $53.46 per share. The underwriters have an option to purchase up to an additional 300,000 shares from Gulfport Energy at the public offering price (less the underwriting discount). All of the net proceeds will go to Gulfport Energy.

The offering is expected to close on November 13, 2013, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.Sec.gov or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010.

The common stock will be sold pursuant to an effective automatic shelf registration on Form S-3 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a prospectus.

About Diamondback Energy

Diamondback Energy is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback Energy’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback Energy assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback Energy. Information concerning these risks and other factors can be found in Diamondback Energy’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback Energy undertakes no obligation to update or revise any forward-looking statement. Any forward-looking statements made on this press release speak only as of the date of this release and, except as required by law, Diamondback Energy undertakes no obligation to update any forward-looking statement contained in this press release, even if Diamondback Energy’s expectations of any related events, conditions or circumstances change. Diamondback Energy is not responsible for any changes made to this release by wire or Internet Services.

# # #
Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com